Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2024 relating to the financial statements appearing in the Annual Report on Form 10-K of Grayscale Zcash Trust (ZEC) for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, New York

August 21, 2026